PALOMAR MEDICAL TECHNOLOGIES, INC.
Restricted Stock Agreement
NOTICE OF GRANT

This Restricted Stock Agreement (this "Agreement") is made as of the Agreement Date between Palomar Medical Technologies, Inc. (the "Company"), a Delaware corporation, and the Recipient.

I.  Agreement Date
Date:

II.  Recipient Information
Recipient:

III.  Grant Information
Grant Date:
Shares of Restricted Stock:

IV.  Vesting Table
Vesting Date	Shares of Restricted Stock that Vest
First anniversary of the Grant Date	25%
Second anniversary of the Grant Date	25%
Third anniversary of the Grant Date	25%
Fourth anniversary of the Grant Date	25%

This Agreement includes this Notice of Grant and the following General Terms and Conditions (attached as Exhibit A), which are expressly incorporated by reference in their entirety herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

PALOMAR MEDICAL TECHNOLOGIES, INC. _________________________ Name: Title:	RECIPIENT ________________________________ Name:

Restricted Stock Agreement

EXHIBIT A
GENERAL TERMS AND CONDITIONS
The terms and conditions of the award of shares of restricted common stock of the Company (the "Restricted Shares") made to the Recipient, as set forth on the cover page of this Agreement, and subject to the terms and conditions set forth in the [ ] Stock Incentive Plan (the "Plan") are as follows:
1.  Issuance of Restricted Shares.

(a)  The Restricted Shares are issued to the Recipient, effective as of the Grant Date (as set forth on the cover page of this Agreement), in consideration of employment services rendered and to be rendered by the Recipient to the Company.

(b)  The Restricted Shares will initially be issued by the Company in book entry form only, in the name of the Recipient. Following the vesting of any Restricted Shares pursuant to Section 2 below, the Company shall, if requested by the Recipient, issue and deliver to the Recipient a certificate representing the vested Restricted Shares. The Recipient agrees that the Restricted Shares shall be subject to the forfeiture provisions set forth in Section 3 of this Agreement and the restrictions on transfer set forth in Section 4 of this Agreement.

2.  Vesting.

(a)  Vesting Schedule. Unless otherwise provided in this Agreement or the Plan, the Restricted Shares shall vest in accordance with Vesting Table set forth in the Notice of Grant (the "Vesting Table"). Any fractional number of Restricted Shares resulting from the application of the percentages in the Vesting Table shall be rounded down to the nearest whole number of Restricted Shares.

(b)  Acceleration of Vesting. Notwithstanding the foregoing vesting schedule, (i) all unvested Restricted Shares shall vest effective immediately prior to a Change in Control and (ii) upon the death or Disability of the Recipient, or the Recipient's termination without Cause or for Good Reason, the Restricted Shares shall vest to the same extent and in the same manner as options under the applicable employment agreement. For purposes of this Section, "Change in Control" shall be defined in the Plan, and each of "Disability", "Cause" and "Good Reason" shall be defined in the applicable employment agreement between the Recipient and the Company.

3.  Forfeiture of Unvested Restricted Shares Upon Employment Termination.

In the event that the Recipient ceases to be employed by the Company for any reason or no reason, with or without cause (except as provided in Section 2(b) above), all of the Restricted Shares that are unvested as of the time of such employment termination shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Recipient, effective as of such termination of employment. The Recipient shall have no further rights with respect to any Restricted Shares that are so forfeited. If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

4.  Restrictions on Transfer.

The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise encumber, by operation of law or otherwise (collectively "transfer") any Restricted Shares, or any interest therein, until such Restricted Shares have vested, except to the extent permitted by the Plan. The Company shall not be required (i) to transfer on its books any of the Restricted Shares which have been transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Restricted Shares or to pay dividends to any transferee to whom such Restricted Shares have been transferred in violation of any of the provisions of this Agreement.
5.  Restrictive Legends.

The book entry account reflecting the issuance of the Restricted Shares in the name of the Recipient shall bear a legend or other notation upon substantially the following terms:
"These shares of stock are subject to forfeiture provisions and restrictions on transfer set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation."
6.  Rights as a Shareholder.

Except as otherwise provided in this Agreement, for so long as the Recipient is the registered owner of the Restricted Shares, the Recipient shall have all rights as a shareholder with respect to the Restricted Shares, whether vested or unvested, including, without limitation, rights to vote the Restricted Shares and act in respect of the Restricted Shares at any meeting of shareholders; provided that the payment of dividends on unvested Restricted Shares shall be deferred until such time as the shares vest.
7.  Provisions of the Plan.

This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Recipient with this Agreement.
8.  Tax Matters.

(a)  Acknowledgments; Section 83(b) Election. The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient's own tax advisors with respect to the acquisition of the Restricted Shares and the Recipient is relying solely on such advisors and not on any statements or representations of the Company or any of its agents with respect to the tax consequences relating to the Restricted Shares. The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient's tax liability that may arise in connection with the acquisition, vesting and/or disposition of the Restricted Shares. The Recipient acknowledges that he or she has been informed of the availability of making an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the issuance of the Restricted Shares and that the Recipient has decided not to file a Section 83(b) election.

(b)  Withholding. Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant the amount of any withholding taxes required to be withheld with respect to the actions contemplated by this Agreement in any manner permitted by the Plan. Upon the grant of this Award, the Participant shall provide the broker designated by the Company with irrevocable instructions directing the designated broker to, on the date of the designated broker's receipt of any Shares in accordance with Section 2(a), sell in accordance with ordinary principles of best execution that number of such Shares as is necessary to yield net proceeds to the Participant equal to the amount of withholding taxes with respect to the income recognized by the Participant as a result of the vesting of such Shares (based on the minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income) and remit such proceeds to the Company in satisfaction of such tax withholding obligations of the Company.

9.  Miscellaneous.

(a)  Authority of Compensation Committee. In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan. All decisions and actions by the Compensation Committee with respect to this Agreement shall be made in the Compensation Committee's discretion and shall be final and binding on the Recipient.

(b)  No Right to Continued Employment. The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the Restricted Shares is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

(c)  Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws provisions.

(d)  Recipient's Acknowledgments. The Recipient acknowledges that he or she has read this Agreement, has received and read the Plan, and understands the terms and conditions of this Agreement and the Plan.